UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 21, 2012 (December 19, 2012)

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2012, the Board of Directors (the “Board”) of Amedisys, Inc. (the “Company”), upon the approval and recommendation of the Compensation Committee of the Board, approved amendments to the employment agreements for each of the Company’s principal executive officer (William Borne – Chairman and Chief Executive Officer) and principal financial officer (Ronald LaBorde – Chief Financial Officer and President) and for Dr. Michael Fleming – Chief Medical Officer (and a Company named executive officer). Messrs. Borne and LaBorde recused themselves from the votes taken by the Board regarding their respective employment agreement amendments.

The following is a summary of the material terms of the amendments. First, the amendments extend the terms of the respective employment agreements for each of the officers named above from December 31, 2013 to December 31, 2014. Second, the amendments amend the sections of the respective employment agreements describing payments to the officers named above if they are terminated by the Company without “Cause” or terminate their employment without “Good Reason,” in each case both before and after a “Change in Control” (as such capitalized terms are defined in the respective employment agreements). Previously, the respective employment agreements provided that the Company would subsidize the cost of continued participation by the officers and their eligible dependants in the Company’s group health plans during the applicable period for continued participation in such plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The amendments eliminate the COBRA subsidy and provide that the officers will receive a lump sum payment equal to $2,500, which amount is intended to assist the officers with the purchase of health care coverage, but which amount may be used in any manner at the officers’ discretion.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDISYS, INC.

By:	/s/ Ronald A. LaBorde
Ronald A. LaBorde
Chief Financial Officer and President and Duly Authorized Officer

DATE: December 21, 2012

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